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Exhibit 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

	Pro Forma			Combined JIHC	Jostens
				Fiscal Year Ended 2003		Fiscal Year Ended
					Predecessor
	Nine Months Ended			Successor Five Months Ended January 3, 2004	Seven Months Ended July 29, 2003
	October 2, 2004	September 27, 2003	Fiscal Year 2003
				2003	2003	2002	2001
	Dollars in thousands
Earnings
(Loss) income from continuing operations before income taxes	$48,632	$38,824	$11,752	$(71,266)	$11,750	$64,483	$45,115
Interest expense (excluding capitalized interest)	70,617	71,228	95,002	67,121	32,528	68,435	79,035
Portion of rent expense under long-term operating leases representative of an interest factor	2,342	2,443	3,290	1,127	799	1,312	1,164

Total (loss) earnings	$121,591	$112,495	$110,044	$(3,018)	$45,077	$134,230	$125,314

Fixed charges
Interest expense (including capitalized interest)	$70,617	$71,228	$95,002	$67,121	$32,528	$68,435	$79,035
Portion of rent expense under long-term operating leases representative of an interest factor	2,342	2,443	3,290	1,127	799	1,312	1,164

Total fixed charges	$72,959	$73,671	$98,292	$68,248	$33,327	$69,747	$80,199

Ratio of earnings to fixed charges	1.7	1.5	1.1	(0.0) (1)	1.4	1.9	1.6

(1)
Earnings did not cover fixed charges by $71.3 million.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

						Historical
	Supplemental									Jostens
	Combined JIHC					Jostens and JIHC				Fiscal Year
Dollars in thousands	Successor Nine Months Ended October 2, 2004		Successor Two Months Ended September 27, 2004		Successor Five Months Ended January 2, 2004	Successor Nine Months Ended October 2, 2004		Successor Two Months Ended September 27, 2003	Successor Five Months Ended January 2, 2004	Predecessor Seven Months Ended July 29, 2003	2002	2001	2000	1999
Earnings
(Loss) income from continuing operations before income taxes	$(31,351)		$(44,603)		$(69,052)	$(24,382)		$(45,366)	$(54,117)	$11,750	$64,483	$45,115	$5,532	$75,704
Interest expense (excluding capitalized interest)	117,770		24,653		66,691	48,419		11,141	31,441	32,528	68,435	79,035	60,252	7,486
Portion of rent expense under long-term operating leases representative of an interest factor	2,342		405		1,127	1,067		229	576	799	1,312	1,164	1,121	1,483

Total (loss) earnings	$88,761		$19,545		$(1,234)	$25,104		$(33,996)	$(22,100)	$45,077	$134,230	$125,314	$66,905	$84,673

Fixed charges
Interest expense (including capitalized interest)	$117,770		$24,653		$66,691	$48,419		$11,141	$31,441	$32,528	$68,435	$79,035	$60,252	$7,887
Portion of rent expense under long-term operating leases representative of an interest factor	2,342		405		1,127	1,067		229	576	799	1,312	1,164	1,121	1,483

Total fixed charges	$120,112		$25,058		$67,818	$49,486		$11,370	$32,017	$33,327	$69,747	$80,199	$61,373	$9,370

Ratio of earnings to fixed charges	0.7	(1)	(0.08	)(2)	(0.0) (3)	0.5	(4)	(3.0) (5)	(0.7) (6)	1.4	1.9	1.6	1.1	9.0

(1)
Earnings did not cover fixed charges by $31.4 million.

(2)
Earnings did not cover fixed charges by $44.6 million.

(3)
Earnings did not cover fixed charges by $69.1 million.

(4)
Earnings did not cover fixed charges by $24.4 million.

(5)
Earnings did not cover fixed charges by $45.4 million.

(6)
Earnings did not cover fixed charges by $54.1 million.

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  Exhibit 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)